FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                For registration of certain classes of securities
                     pursuant to section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                          Drew Industries Incorporated
             (Exact name of registrant as specified in its charter)

            Delaware                                             13-3250533
(Jurisdiction of Incorporation or                             (I.R.S. Employer
          Organization)                                      Identification No.)

 200 Mamaroneck Avenue, White Plains, N.Y.                         10601
 (Address of Principal Executive Offices)                       (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                         Name of each exchange on which
    to be so registered                         each class is to be registered
    -------------------                         ------------------------------

Common Stock, par value $0.01 per share         New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following Box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following Box. |_|

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

                        _______________________________
                                (Title of class)

                        _______________________________
                                (Title of class)

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                 Information required in registration statement

Item 1. Description of Registrant's Securities to be Registered.

                           DESCRIPTION OF COMMON STOCK

      Registrant's authorized capital stock is 20,000,000 shares of Common Stock, par value $0.01 per share.

      Holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. The vote of the holders of a majority of the Common Stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

      Holders of the Common stock have no preemptive rights. Subject to applicable laws, holders of the Common Stock are entitled to such dividends as may be declared by Registrant's board of directors. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. Upon dissolution, liquidation or winding up of Registrant, holders of the Common Stock are entitled to share ratably in Registrant's net assets remaining after the payment of all creditors. All outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Item 2. Exhibits. None

                                    Signature

Pursuant to the requirements of section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Drew Industries Incorporated

Date: December 3, 2003


By    /s/ Leigh J. Abrams
      ---------------------------
      Leigh J. Abrams
      President and Chief Executive Officer


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